Exhibit 10.11

November 21st, 2000

The following

MANAGING DIRECTOR CONTRACT

Has been concluded between

ACADIA Pharmaceuticals A/S

Fabriksparken 58

2600 Glostrup

- hereinafter referred to as the “Company”

and

Bo-Ragnar Tolf

V. Långgatan 29

S-619 35 Trosa

Sweden

- hereinafter referred to as the “Director”

with effect as from January 1st 2001.

1.	ASSIGNMENTS AND TASKS

1.1	The Director is employed as managing Director of the Company and registered as such with the Danish Commerce and Companies Agency.

1.2	Management restrictions provided for by the law, Company bylaws, Company rules and regulations or by this Contract are to be observed by the Director. Shareholders resolutions are also to be followed.

2.	OBLIGATIONS AND RESPONSIBILITY

2.1	The Director shall in conformity with the rules of the Danish Companies act and the guidelines established by the Board of Directors be responsible for the day-to-day management of the Company’s total activities. The Director shall manage the Company with the due diligence of a prudent businessman and fulfil exactly all obligations assigned to him by law and by contract. In particular the Director shall ensure that the Company’s book-keeping is in compliance with the provisions of the law, and that the administration of assets takes place in an appropriate manner.

2.2	The Director agrees to devote his entire business time, attention and energies to the business and interests of the Company during the term of his employment with the Company. The Director shall not engage in any other business activity or service in any industry, trade, professional, governmental or academic position during the term of his contract which is competitive with the business of the Company or which would otherwise be detrimental to, or have an adverse effect on, the Company. The Director shall not without the written approval from the Chairman of the Board of Directors accept any other position during the term of his employment with the Company.

2.3	The Director is not bound to any set working hours. Any and all overtime is covered by his salary, see paragraph 4.

3.	BUSINESS ACTIVITIES REQUIRING APPROVAL

3.1	The Director must obtain approval by the Board of Directors for any and all business activities that go beyond the scope of normal company business. Such activities include in particular:

•	Acquisition, disposal or encumbrance of real-estate property or of rights to real-estate-property;

•	Encumbrance of company assets;

•	Acquisitions, disposal or encumbrance of company rights or holdings;

•	Opening or closing of bank accounts;

•

Granting of securities, conclusion of contracts or other assumptions of obligation, insofar as such transactions are outside the range of Company’s regular business activities – and in all cases whenever the individual or total sum of such transactions exceeds DKK 500,000 (or any other amount determined in writing by the Board of Directors);

•	Entering into loan agreements and other forms of credit or similar assumptions of obligation, especially the acceptance of promissory notes;

•	Hiring and dismissal of employees on management level;

•	Opening and closing down of branch offices and other facilities;

•	Issuance of fixed quotations, participation in invitations to tenders, conclusion of contracts that would commit the Company to amounts higher than DKK 500,000.

4.	SALARY AND BENEFITS

4.1	The annual salary of the Director amounts to DKK 1,370,000, which shall be payable by 1/12 per month in arrears not later than the 25th of each month. The annual salary may be adjusted at the discretion of the Board of Directors on January 1.

4.2	The Director shall be entitled to participate in a bonus plan for the company as approved by the board of Directors. This plan shall make the Director eligible to a bonus, dependent, however, upon individual and company performance.

5.	TRAVEL EXPENSES

5.1	The Director shall use the means of transportation that are the most economical to the Company and him.

5.2	The Director is entitled to recover all properly incurred business travel expenses, entertainment costs and other appropriate costs, against documentation of the incurrence of such expenses, in accordance with the Company’s policies for reimbursement of such expenses.

6.	PENSION AND INSURANCE

6.1	The Company will pay an amount equal to 10% of the annual salary, of. paragraph 4.1, into a company pension scheme for the Director.

6.2	All tax implications, if any, to the Director of the Company’s contributions to the Director’s pension scheme shall be for the Director’s own account and shall not be reimbursed by the Company.

7	VACATION

7.1	The Director is entitled to 5 weeks’ vacation (25 working days), continuous or divided, within each calendar year.

7.2	Subject to the prior notice from the Director to the Chairman of the Board of Directors the Director decides the time of the vacation, always provided, however, that this vacation shall be taken at a time which is convenient for the operation of the Company.

7.3	The Director shall not be covered by the provisions of the Danish Holiday with Pay Act (Ferieloven).

8.	SECRECY OBLIGATIONS

8.1	The Director shall be obliged during his employment as well as after termination – irrespective of the cause – to observe secrecy with regard to all information of a confidential or proprietary nature concerning the Company and its shareholders that he has acquired during the duration of the contract.

8.2	On termination of the Contract – irrespective of the cause – the Director shall return all assets and material including all copies belonging to the Company. The Director shall have no lien on such assets and material for any claims towards the Company

9.	TERMINATION AND DURATION OF CONTRACT

9.1	This employment contract replaces all prior contracts concluded between the parties.

9.2	This employment contract is effective as of January 1, 2001 and shall continue to be in effect through November 30, 2003 after which date the employment contract shall be terminated without further notice.

The employment contract may be extended by agreement between the parties for one year at a time. The employment contract may under no circumstances be extended beyond November 30, 2007, at which time the employment contract shall be terminated without further notice.

9.3	As of any first day of a month the contract may be terminated by the Company subject to a six months notice. In the event that the Company at any time during the notice period definitively suspends the Director from his working obligations then the Director shall be entitled within 30 days after such suspension to request that the Company in full settlement of all the Company’s obligations to the Director hereunder pay an amount equal to two thirds of the aggregate of the salary and benefits, cf. paragraph 4, and the contribution to the Directors pensions scheme, cf. paragraph 6.1, for the remaining notice period.

9.4	If the Director has been continuously prevented by illness from discharging his obligations for an aggregate period of more than four months within a six months period, or if he is suffering from an infirmity which for an aggregate period of more than four months within a six months period makes him unsuited for the work required by his position, he may be dismissed from his position at three months’ notice on the first day of a month.

9.5	If the Director deceases during his employment, the Company shall pay his salary to the end of the month in which the death occurred. In addition, the Company shall pay six months post-service salary and value of benefits, cf. paragraph 4, to the Directors widow, if any, or to his children under the age of 21 years.

9.6	If the Director is in material breach of any of his obligations in accordance with the terms of his employment, the Board of Directors can dismiss him without notice to retire immediately or at any time fixed by the Board of Directors. In accordance with Danish law he is liable to compensate the Company for any losses it may have incurred as a consequence of breach of his obligations.

9.7	Termination of the contract must occur in writing in order to be valid.

10.	PROHIBITION OF COMPETITION

10.1	As long as the Director is employed by the Company and for a period of 12 months after the Director has retired, the following non-competition clause applies worldwide.

10.2	In case the Director retires, except he is given notice by the Company without reasonable cause, or except if the Director himself retires and the Company has given reasonable cause for such retirement, the Director is not entitled to be engaged in activities competing with the interest of the Company or any affiliate thereof.

10.3	Violation of the non-competition clause can be countered by provisional injunction without security and violation triggers payment by the Director of DKK 500,000 each time a violation takes place. If the violation is of continuing nature it shall be considered that one violation has occurred for each beginning of a calendar month on which violation is continuing. Payment of the agreed penalty does not result in the termination of the non-competition clause. If the direct or indirect loss of the Company exceeds the agreed penalty the Director is obliged to pay compensation in full to the Company.

11.	LAW AND VENUE

11.1	This Contract shall be governed by Danish law. However, the provisions of the Danish Salaried Employees Act (Funktionærloven) do not apply to the Contract.

11.2	Any dispute concerning contractual matters or the understanding of this Contract shall, provided the parties fail to agree, be decided by the Maritime and Commercial Court in Copenhagen with access to a court of appeal.

12.	FINAL PROVISIONS

12.1	The parties attest to the fact that no oral agreements outside this Contract have been made. Any alterations of or supplements to this Contract must be in written form in order to be valid. Alteration of this provision is likewise required to be in written form.

12.2	Should any single provision within this Contract be invalid, that shall have no effect upon the validity of the remaining provisions. The parties shall be responsible for replacing the invalid provision with a valid one that comes as close as possible to achieving the desired economic aim.

13.	SIGNATURE

13.1	The Contract is drawn in two copies, the original to be kept by the Company and the duplicate to be kept by the Director signed by the Company.

Date: Dec. 13, 2000	Date: for ACADLA Pharmaceuticals A/S

/s/ BO-RAGNAR TOLF	/s/ ULI HACKSELL

Bo-Ragnar Tolf	Uli Hacksell